Exhibit 99.1

Amazon.com to Acquire Diapers.com and Soap.com

SEATTLE, November 8, 2010 – Amazon.com, Inc. (NASDAQ: AMZN) today announced that it has reached an agreement to acquire Quidsi, Inc., which operates Diapers.com, an online baby care specialty site, and Soap.com, an online site for everyday essentials.

“I’m not sure which is more unpleasant—changing diapers, paying too much for them, or running out of them,” said Jeff Bezos, Founder and CEO of Amazon.com. “This acquisition brings together two companies who are committed to providing great prices and fast delivery to parents, making one of the chores of being a parent a little easier and less expensive.”

“Amazon shares our commitment to the customer,” said Marc Lore, Co-Founder, Chief Executive Officer and Chairman of Quidsi. “We are excited to be part of a company that will help us to serve an even larger audience, and we will continue delivering unexpectedly great service that makes life a little easier – that is our mission.”

“Amazon is a pioneer,” said Vinit Bharara, Co-Founder and Chief Operating Officer of Quidsi. “Amazon is built on a culture of innovation and long-term vision. Quidsi is driven by these same core values, and we look forward to joining forces.”

Following the acquisition, Quidsi will continue to operate independently under its current leadership team.

In addition to Diapers.com and Soap.com, Quidsi recently launched BeautyBar.com, a prestige beauty boutique.

Under the terms of the agreement, which has been approved by Quidsi’s stockholders, Amazon will acquire all of the outstanding shares of Quidsi for approximately $500 million in cash, as adjusted for the assumption of options and warrants, and also assume approximately $45 million in debt and similar obligations. Subject to various closing conditions, the acquisition is expected to close in December 2010.

About Amazon.com

Amazon.com, Inc. (NASDAQ: AMZN), a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com, Inc. seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as Books; Movies, Music & Games; Digital Downloads; Electronics & Computers; Home & Garden; Toys, Kids & Baby; Grocery; Apparel, Shoes & Jewelry; Health & Beauty; Sports & Outdoors; and Tools, Auto & Industrial. Amazon Web Services provides Amazon’s developer customers with access to in-the-cloud infrastructure services based on Amazon’s own back-end technology platform, which developers can use to enable virtually any type of business. Kindle, Kindle 3G and Kindle DX are the revolutionary portable readers that wirelessly download books, magazines, newspapers, blogs and personal documents to a crisp, high-resolution electronic ink display that looks and reads like real paper. Kindle 3G and Kindle DX utilize the same 3G wireless technology as advanced cell phones, so users never need to hunt for a Wi-Fi hotspot. Kindle is the #1 bestselling product across the millions of items sold on Amazon.

Amazon and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and www.amazon.cn. As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc., and its subsidiaries, unless the context indicates otherwise.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, inventory, government regulation and taxation, payments and fraud. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

About Quidsi

Quidsi operates Diapers.com (baby care), Soap.com (health, beauty, and household essentials), and BeautyBar.com (prestige beauty boutique). Quidsi’s mission is to make life easier by creating a better e-commerce experience, delivering within two days, and providing extraordinary customer service. Quidsi is redefining e-commerce by combining the customer focus and attention of a specialty store with the scale, efficiency, choice, value and reliability of a national retailer. Investors in Quidsi include Accel Partners, Bessemer Venture Partners, BEV Capital, MentorTech Ventures and NEA. For more information, please visit http://www.diapers.com/.

Media Contact

Amazon.com Public Relations Media Line 206-266-7180

Amazon-pr@amazon.com

www.amazon.com/pr

Tessa Greenwood or Lindsey Scott 212-564-3665

LaunchSquad for Quidsi, Inc.

quidsi@launchsquad.com

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